UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 000-28177

                                  Everlert, Inc.
           (Exact name of registrant as specified in its charter)

          3303 Harbor Blvd., Costa Mesa, CA  92626, (714) 545-3052
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                 Common Stock
            (Title of each class of securities covered by this Form)

                                    None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designates the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X]
Rule 12h-3(b)(1)(i) [  ]
Rule 12g-4(a)(1)(ii) [  ]
Rule 12h-3(b)(1)(ii) [  ]
Rule 12g-4(a)(2)(i) [  ]
Rule 12h-3(b)(2)(i) [  ]
Rule 12g-4(a)(2)(ii) [  ]
Rule 12h-3(b)(2)(ii) [  ]

Approximate number of holders of record as of the certification or notice date: 284

Pursuant to the requirements of the Securities Exchange Act of 1934 Everlert, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 18, 2006                         By: /s/ Ollie Goff
                                              Ollie Goff, President